FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-259741-01

NEW ISSUE CMBS:	$613.784mm BANK 2021-BNK38
CO-LEAD MANAGERS & BOOKRUNNERS:	Morgan Stanley, Wells Fargo Securities and BofA Securities
CO-MANAGERS:	Academy Securities, Inc. and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

CLASS	FITCH/S&P/KBRA	AVAILABLE	WAL (YRS)	CE%	PRIN WINDOW	NOI DY%	LTV%	LIBOR Spread	SOFR* Spread	Coupon	Yield	Price
A-1	AAAsf/AAA(sf)/AAA(sf)	$5.800	2.63	30.000%	1 – 59	20.1%	34.4%	S+25	P+48	1.27400	1.2586	99.9985
A-2	AAAsf/AAA(sf)/AAA(sf)	$11.800	4.92	30.000%	59 – 60	20.1%	34.4%	S+55	P+79	2.49500	1.8436	102.9959
A-3	AAAsf/AAA(sf)/AAA(sf)	$17.100	6.98	30.000%	84 – 84	20.1%	34.4%	S+67	P+92	2.06200	2.0594	99.9938
A-SB	AAAsf/AAA(sf)/AAA(sf)	$8.200	7.38	30.000%	60 – 115	20.1%	34.4%	S+65	P+90	2.50600	2.0618	102.9963
A-4*	AAAsf/AAA(sf)/AAA(sf)	$174.000	9.82	30.000%	115 – 119	20.1%	34.4%	S+67	P+93	2.27500	2.1617	100.9983
A-5*	AAAsf/AAA(sf)/AAA(sf)	$267.894	9.94	30.000%	119 – 120	20.1%	34.4%	S+69	P+95	2.52100	2.1846	102.9946
A-S	AAAsf/AA+(sf)/AAA(sf)	$69.256	9.98	20.000%	120 – 120	17.6%	39.4%	S+92	P+118	2.75300	2.4155	102.9920
B	AA-sf/NR/AA(sf)	$28.569	9.98	15.875%	120 – 120	16.8%	41.4%	S+105	P+131	2.88500	2.5455	102.9970
C	A-sf/NR/A-(sf)	$31.165	9.98	11.375%	120 – 120	15.9%	43.6%	S+150	P+176	3.21677	2.9955	102.3099

*SOFR-based swap (P) spreads shown for illustrative purposes only. Bonds are priced to LIBOR-based swap (N) spreads.

POOL BALANCE:	$729,014,163
NUMBER OF LOANS/PROPERTIES:	65/84
WA MORTGAGE INT. RATE:	3.2456%
WA CUT-OFF LTV:	49.2%
WA UW NCF DSCR:	3.85x
WA UW NOI DEBT YLD:	14.1%
WA ORIG TERM TO MATURITY:	118
WA ORIG AMORTIZING TERM:	372
ELEVEN LARGEST LOANS:	59.2%
LOAN SELLERS:	MSMCH (40.7%); BANA (29.8%); WFB (20.3%); NCB (9.1%)
TOP 5 STATES:	NY (22.7%), TX (18.0%), CA (14.4%), IL (11.2%), MA (8.1%)
TOP 5 PROPERTY TYPES:	OF (33.0%), SS (19.4%), MU (13.4%), MF (12.8%), RT (11.0%)

RISK RETENTION Eligible vertical interest ("V")

MASTER SERVICER:	Wells Fargo Bank, National Association and National Cooperative Bank, N.A.
SPECIAL SERVICER:	Midland Loan Services, a Division of PNC Bank, National Association and National Cooperative Bank, N.A.
TRUSTEE:	Wilmington Trust, National Association
CERT ADMIN:	Computershare Trust Company, National Association
TRUST ADVISOR:	Pentalpha Surveillance LLC
INITIAL CONTROLLING CLASS REP:	KKR Real Estate Credit Opportunity Partners II L.P.

EXPECTED SETTLEMENT:	December 22, 2021
ATTACHED:	TERM SHEET, ANNEX A-1, PRELIMINARY PROSPECTUS

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File # 333-259741) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. *** **** IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES THE ASSET-BACKED SECURITIES REFERRED TO IN THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. IN PARTICULAR, YOU ARE ADVISED THAT ASSET-BACKED SECURITIES, AND THE ASSET POOLS BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING, AMONG OTHER THINGS, THE POSSIBILITY THAT ONE OR MORE CLASSES OF SECURITIES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL OFFERING DOCUMENT. AS A RESULT, YOU MAY COMMIT TO PURCHASE SECURITIES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE SECURITIES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. OUR OBLIGATION TO SELL SECURITIES TO YOU IS CONDITIONED ON THE SECURITIES AND THE UNDERLYING TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF WE DETERMINE THAT CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, WE WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY OR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE SECURITIES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN US AS A CONSEQUENCE OF THE NON-DELIVERY. ****

THE ASSET-BACKED SECURITIES REFERRED TO IN THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. IN PARTICULAR, YOU ARE ADVISED THAT ASSET-BACKED SECURITIES, AND THE ASSET POOLS BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING, AMONG OTHER THINGS, THE POSSIBILITY THAT ONE OR MORE CLASSES OF SECURITIES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL OFFERING DOCUMENT. AS A RESULT, YOU MAY COMMIT TO PURCHASE SECURITIES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE SECURITIES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. OUR OBLIGATION TO SELL SECURITIES TO YOU IS CONDITIONED ON THE SECURITIES AND THE UNDERLYING TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF WE DETERMINE THAT CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, WE WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY OR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE SECURITIES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN US AS A CONSEQUENCE OF THE NON-DELIVERY. ****

**** IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THIS E-MAIL OR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS MATERIAL MAY HAVE BEEN ATTACHED ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. ****

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